COMMERCIAL MANAGEMENT AGREEMENT

THIS AGREEMENT is made on this 5th day of September 2008.

BETWEEN:

(1) OCEANAUT INC. (the “Company”) a company incorporated in Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Island, P.O.Box 1405, Majuro, Marshall Islands, MH 96960 , for its own behalf and as agent for and on behalf of the Shipowning Subsidiaries;

(2) Excel Maritime Carriers Ltd. (the “Commercial Manager”) a company incorporated in Liberia whose registered address is at 80 Broad Street Monrovia, Liberia;

WHEREAS

The Company wishes to appoint the Commercial Manager to provide all necessary commercial management services to the Company and its various shipowning subsidiaries from time to time (the “Shipowning Subsidiaries” and together with the Company the “Group” and any of them a “member of the Group”), seeking and negotiating employment for the Group’s vessels and the conclusion of charterparties or other contracts relating to the employment of all the vessels owned by the Shipowning Subsidiaries of the Company from time to time (the “Vessels” and each a “Vessel”) . For the purpose of this agreement “Subsidiary” means any company the share capital of which is from time to time directly or indirectly owned by more than 51% by the Company.

NOW THEREFORE IT IS HEREBY AGREED:

1.	Appointment and Services

1.1 In consideration of the payment of the fees hereinafter described, the Company as principal and as agent for and on behalf of the Shipowning Subsidiaries hereby appoints the Commercial Manager exclusively to provide commercial management services (the “Services”) to the Group, which shall include the following functions:

(a) providing chartering services in accordance with the Company’s instructions which include, but are not limited to, seeking and negotiating employment for the Vessels and subject to the Company’s approval the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessels, provided that the Commercial Manager is authorised to conclude employment for the Vessels of up to five (5) months duration on commercially reasonable terms.

1.2 Subject to the terms and conditions herein provided, during the period of this Agreement, the Commercial Manager shall carry out the Services as agents for and on behalf of the Company and the Shipowning Subsidiaries. The Commercial Manager shall have authority to take such actions as it may from time to time in its absolute discretion consider to be necessary to enable it to perform the Services.

1.3 The Commercial Manager in the performance of the Services shall be entitled to have regard to its overall responsibilities in relation to all vessels as may from time to time be entrusted to its management and in particular, but without prejudice to the generality of the foregoing, the Commercial Manager shall be entitled to allocate available resources and services in such manner as in the prevailing circumstances the Commercial Manager in its absolute discretion consider to be fair and reasonable.

1.4 The Company shall procure forthwith that each Shipowning Subsidiary (including such entities as may become subsidiaries of the Company from time to time) shall evidence its agreement to be bound by the terms and conditions of this Agreement by executing a deed of accession to this Agreement in the form of Schedule 1.

2.	Duration

Subject to the Shareholder Approval being obtained by the Company, this Agreement shall be effective as of the signing of this Agreement and shall continue for an initial period of three (3) years and shall be automatically extended for successive one year periods, unless three (3) months written notice by either party is given prior to the commencement of the next period.

3.	Fees

3.1 For services performed hereunder by the Commercial Manager, the Company shall pay, or procure that the relevant Shipowning Subsidiary pays, to the Commercial Manager a commission fee of one and a quarter percent (1.25%) calculated on the collected gross hire/ freight/ demurrage payable when the relevant hire/ freight/ demurrage are collected.

3.2 The management fee under Clause 3.1 shall be paid to the Commercial Manager within three (3) business days upon collection by the Company and/or its Technical Manager.

3.3 Payment shall be made to the Commercial Manager’s bank account as follows:

Name of Account:  [          ]
Name of Bank:     [          ]
Bank Sort Code:    [          ]
SWIFT Account:    [          ]

or to such other account as the Commercial Manager may nominate by notice in writing to the Company from time to time.

3.4 The Company shall provide the Commercial Manager, if so requested, with reasonable access to all documents relating to the calculation and collection of the earnings of the Vessels.

4.	Insurances

4.1 The Company shall procure that, throughout the period of this Agreement,

(a) at no expense to the Commercial Manager, the Vessels are insured for not less than their sound market value or entered for their full gross tonnage, as the case may be for:

(i) usual hull and machinery marine risks (including crew negligence) and excess liabilities;

(ii) protection and indemnity risks (including pollution risks and crew insurances); and

(iii) war risks (including protection and indemnity and crew risks),

in accordance with the best practice of prudent owners of ships of a similar type to the Vessels, with first class insurance companies, underwriters or associations (the “Shipowning Subsidiaries’ Insurances”);

(b) all premiums and calls on the Shipowning Subsidiaries’ Insurances are paid promptly by their due date;

(c) the Shipowning Subsidiaries’ Insurances name the Commercial Manager and, subject to underwriters’ agreement, any third party designated by the Commercial Manager as a joint assured, with full cover, with the Company procuring on behalf of the relevant Shipowning Subsidiary cover in respect of each of the insurances specified in sub-clause 6.1, if reasonably obtainable, on terms such that neither the Commercial Manager nor any such third party shall be under any liability in respect of premiums or calls arising in connection with the Shipowning Subsidiaries’ Insurances;

(d) written evidence is provided, to the reasonable satisfaction of the Commercial Manager, of compliance with the obligations under Clause 4 within a reasonable time from the commencement of this Agreement, and of each renewal date and, if specifically requested, of each payment date of the Shipowning Subsidiaries’ Insurances.

5.	Expenses Paid on Behalf of the Company and/or any Shipowning Subsidiary

5.1 Any expenses incurred by the Commercial Manager under the terms of this Agreement on behalf of a member of the Group shall be paid to the Commercial Manager by the Company against supporting vouchers.

5.2 Notwithstanding anything contained herein to the contrary, the Commercial Manager shall in no circumstances be required to use or commit its own funds to finance the provision of the Services.

6.	Commercial Manager’s Right to Sub-Contract

6.1 The Commercial Manager shall not have the right to sub-contract any part of its obligations hereunder, provided that, in the event of such a sub-contract the Manager shall remain fully liable for the due performance of their obligations under this Agreement.

7.	Responsibilities

7.1 “Force Majeure Event” — Neither any member of the Group nor the Manager shall be under any liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control. Force majeure will only relieve a party from any obligation to the extent that the event actually prevents performance of the obligation and has not been caused by that party’s default. The party claiming force majeure must notify the other party of the commencement and the end of the force majeure events, and take all reasonable steps to mitigate the effects thereof.

7.2 The Commercial Manager, without prejudice to Clause 7.1, shall be under no liability whatsoever to any member of the Group for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to a Vessel) and howsoever arising in the course of performance of the Services UNLESS the same is proven to have resulted solely from the gross negligence or wilful default of the Commercial Manager or its employees, or agents or sub-contractors employed by it, in which case the Commercial Manager’s liability for all incidents or series of incidents arising in any calendar year shall never exceed a total of ten (10) times the actual annual management fee paid in that year hereunder.

7.3 (Indemnity)  Except to the extent and solely for the amount therein set out that the Manager would be liable under Clause 7.2, the members of the Group hereby undertake to keep the Commercial Manager and its employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them or any of them arising out of or in connection with the performance of the Agreement, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Commercial Manager may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement, except where such costs, losses, damages and expenses have been occasioned by the Commercial Manager’s own gross negligence or wilful default.

7.4 (“Himalaya Clause”)  It is hereby expressly agreed that no employee or agent of the Commercial Manager (including every sub- contractor from time to time employed by the Commercial Manager) shall in any circumstances whatsoever be under any liability whatsoever to any member of the Group for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 7, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Commercial Manager or to which the Commercial Manager is entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Commercial Manager acting as aforesaid and each such employee and agent shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce and to enjoy the benefit of this Clause 7.

8.	Duration of the Agreement and Termination

8.1 This Agreement shall come into effect on the day and year referred in Clause 2 and shall continue until it is terminated:

(a) by the either party in accordance with Clause 2;

(b) by the Commercial Manager forthwith on the giving of written notice to the Company if:

(i) any moneys payable by any member of the Group under this Agreement shall not have been received in the Commercial Manager’s nominated account within ten (10) calendar days of receipt by the Company of the Commercial Manager’s written request; or

(ii) any Vessel is repossessed by a secured creditor.

(c) by either the Company or the Commercial Manager at any time on the giving of notice if the other is in breach of any material term of this Agreement and that breach is not remedied, within 10 Business Days of the terminating party giving notice to the party in breach, to the satisfaction of the terminating party (acting reasonably).

8.2 This Agreement shall be deemed to be terminated

(a) in relation to a Vessel (and the Shipowning Subsidiary which is the owner of that Vessel) in the case of the sale of that Vessel or if that Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned. The Vessel shall not be deemed to be lost unless either she has become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred;

(b) in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

9.	Limitation of Liability

9.1 The Commercial Manager shall not be liable for any indirect or consequential losses for any reason whatsoever.

10.	Payment Netting and Set Off

All amounts due under this Agreement shall be paid in full without any deduction or withholding other than as required by law. All amounts referred to in this Agreement are expressed exclusive of any value added tax in any applicable jurisdiction. No member of the Group shall be entitled to assert any credit, set-off or counterclaim against the Commercial Manager in order to justify withholding payment of any such amount in whole or in part.

11.	Notices

All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (a) upon delivery when delivered personally, (b) upon receipt if by facsimile transmission (with confirmation of receipt thereof), or (c) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to Oceanaut Inc.:

Oceanaut Inc
17th Km National Road Athens — Lamia & Finikos street
145 64 Nea Kifisia
Athens, Greece
Facsimile: +30 210 62 09 528
Attention: Chief Executive Officer

If to Excel Maritime Carriers Ltd.:

Par La Ville Place
14 Par La Ville Road
HM 2257 Hamilton
Bermuda
Attention: Deborah Paterson

Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this clause.

12.	Governing Law and Dispute Resolution

This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996, or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause. The Arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) terms current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators. Each party to appoint one arbitrator and the two so appointed to appoint the third who shall act as chairman of the Tribunal. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the single arbitrator shall act as sole arbitrator and any decision of the sole arbitrator shall be binding in both parties. The two arbitrators so appointed shall appoint the third arbitrator within fourteen days.

IN WITNESS WHEREOF, the parties hereinabove have caused this Agreement to be signed in duplicate by their respective and duly authorized representatives as of the date first written hereinabove.

OCEANAUT INC.

By:	/s/ Gabriel Panayotides
Name:     Gabriel Panayotides

Title:	President, Chief Executive Officer and Director

By:	/s/ Stamatis Molaris
Name:     Stamatis Molaris

Title:	President, Chief Executive Officer and Director

Schedule 1

Deed of Accession

[          ] 200[  ]

From:  [          ]

To:     [          ]

Dear Sirs,

Re:	Commercial Management Agreement of even [ ] and made between ] (1) Oceanaut Inc. (the “Company”) and (2)[ ] (the “Manager”)

We refer to the Commercial Management Agreement (the “Agreement”). We are a Shipowning Subsidiary as defined in the Agreement and are to become owners of the vessel “[          ]” (the “Vessel”).

We hereby confirm that:

(a) the Company has entered into the Agreement as our agent, for and on our behalf; and

(b) we are bound to observe the terms and conditions of the Agreement as if we were a named signatory therein.

We confirm that we are the Company’s principal in respect of the Agreement as it relates to the Vessel and ourselves. We hereby confirm that the Company has full authority on our behalf (i) to execute the Agreement and any agreement or addendum supplemental thereto, (ii) to give to the Manager any instructions required of us under the Agreement, (iii) to exercise any of our rights under the Agreement and (iv) to act in accordance with the terms contained in the Agreement, both on our behalf and on all matters relating to us, which are the subject of the Agreement and as they relate to the Vessel. We hereby confirm that we will be bound by any actions taken by the Company under the Agreement on our behalf and we hereby confirm and ratify any such actions taken by the Company.

The terms and provisions of this letter shall be governed by and construed in accordance with English law, and this letter is being executed as a deed on the date first above written.

Yours faithfully,

For and on behalf of
[          ]
In the presence of: